Exhibit 99.1

     Computer Access Technology Corporation Prices Secondary Public Offering
                     of Common Stock by Selling Stockholders

    SANTA CLARA, Calif., March 17 /PRNewswire-FirstCall/ -- Computer Access Technology Corporation (CATC) (Nasdaq: CATZ), a communication protocols test and measurement product and services company, today announced that its secondary public offering of 4,250,000 shares of common stock owned by Dan Wilnai, Peretz Tzarnotzky and Philips Semiconductors Inc. was priced at $4.60 per share. In addition, the underwriter will have a 30-day option to purchase up to 637,500 shares of common stock from the selling stockholders to cover any over-allotments. The Company will not sell any shares in the offering or receive any proceeds from the offering.
    B. Riley & Co. is acting as the underwriter in the secondary offering.
    The registration statement relating to these securities was declared effective as of today at 4:00 p.m. (New York City time) by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior registration or qualification under the securities laws of any such state or jurisdiction.
    A copy of the Prospectus relating to the offering may be obtained from the Prospectus Department of B. Riley & Co., at 4675 MacArthur Court, Suite 1500, Newport Beach, CA 92660, or by calling 949-852-9911.

SOURCE  Computer Access Technology Corporation
    -0-                             03/17/2004
    /CONTACT: Carmine J. Napolitano of Computer Access Technology Corporation, +1-408-486-7786, or investor.relations@catc.com/
    /Web site:  http://www.catc.com /
    (CATZ)

CO:  Computer Access Technology Corporation
ST:  California
IN:  CPR NET
SU:  OFR